dateYear2007Day27Month7lstransJuly 27, 2007

Securities and Exchange Commission
addressStreet100 F Street, N.E.
placeCityWashington, StateDC PostalCode20549

Commissioners:

We have read the statements made by MFS Investment Grade Municipal Trust
 (the "Fund", formerly known as Colonial Investment Grade
Municipal Trust) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Fund's Form N-SAR report for the period ended datelstransMonth5Day31Year2007May 31, 2007. We agree with the statements concerning our Firm in such Form N-SAR.


Very truly yours,



PricewaterhouseCoopers LLP



On datelstransMonth6Day29Year2007June 29, 2007, PricewaterhouseCoopers LLP
(PwC) resigned as the independent registered public accounting firm for the Trust. During the two most recent fiscal years, PwCs audit reports contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principles. Further, in connection with its audits for the two most recent fiscal years and through datelstransMonth6Day29Year2007June 29, 2007, there were no disagreements between the Trust and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such years.  Effective
datelstransMonth6Day29Year2007June 29, 2007, Ernst & Young LLP was appointed by the audit committee of the Board of Trustees as the independent registered public accounting firm of the Trust for the fiscal year ended datelstransMonth11Day30Year2007November 30, 2007.